EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Financial Results Demonstrate Global Momentum

Delivers 21.9% EPS Growth in the Fourth Quarter; Dividend Increases 25%

ANN ARBOR, Michigan, February 25, 2014: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2013, comprised of robust growth in same store sales and global store counts which resulted in strong EPS growth. Domestic same store sales grew 3.7% during the quarter versus the year-ago period, and 5.4% for the full year, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 7.0% during the quarter and 6.2% for the full year. The fourth quarter marked the 80th quarter – or 20th full year – of consecutive quarterly international same store sales growth. The Company also had global net store growth of 631 stores in 2013, comprised of 58 net new domestic stores and a record 573 net new stores internationally.

Fourth quarter diluted EPS was 78 cents, up 21.9% over the Company’s EPS in the prior year quarter. Diluted EPS, as reported, was $2.48 for fiscal 2013, up 29.8% over the as reported EPS in the prior year. Diluted EPS, as adjusted, was $2.45 for fiscal 2013, up 21.3% over the as adjusted diluted EPS in the prior year. The Company also repurchased 297,203 shares of its stock for $20.2 million during the quarter, and repurchased 1,666,435 shares of its stock for $97.1 million in fiscal 2013. Additionally, on February 12, 2014, the Board of Directors declared a 25 cent per share quarterly dividend for shareholders of record as of March 14, 2014 to be paid on March 28, 2014. This represents a 25% increase over the previous dividend amount.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “We made consistent progress in 2013 building a bigger and better Domino’s brand. We had strong global momentum in sales, store growth and innovation. Consumers worldwide are redefining convenience – and we are meeting their evolving needs by pioneering technology in the restaurant industry.”

Doyle continued, “We are in the strong position of being able to increase our quarterly dividend while also resetting yet another share repurchase authorization for the fourth time in seven years.”

Fourth Quarter and Fiscal 2013 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2013	Fourth Quarter of 2012	Fiscal 2013	Fiscal 2012
Net income	$44.7	$37.6	$143.0	$112.4

Weighted average diluted shares	57,412,557	58,487,618	57,720,998	58,997,476

Diluted earnings per share, as reported	$0.78	$0.64	$2.48	$1.91
Items affecting comparability*	—	—	(0.02)	0.11

Diluted earnings per share, as adjusted*	$0.78	$0.64	$2.45	$2.02

*	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

•	Revenues were up 5.0% for the fourth quarter versus the prior year period, due primarily to higher supply chain revenues, higher international revenues, and higher domestic franchise and Company-owned store revenues.

•	Net Income was up 18.9% for the fourth quarter versus the prior year period, driven by domestic and international same store sales growth, global store count growth and a lower effective tax rate, offset in part by higher general and administrative expenses and the negative impact of foreign currency exchange rates on international revenues.

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Domino’s Pizza: FY 2013 Earnings Release, Page Two

•	Diluted EPS was 78 cents for the quarter versus 64 cents in the prior year quarter – an increase of 14 cents, or 21.9% – due primarily to higher net income and lower weighted average diluted shares outstanding. There were no items that affected comparability in the fourth quarter of 2013 or the fourth quarter of 2012.

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Fourth Quarter of 2013	Fiscal 2013
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 1.2%	+ 3.9%
Domestic franchise stores	+ 4.0%	+ 5.5%

Domestic stores	+ 3.7%	+ 5.4%

International stores (excluding foreign currency impact)	+ 7.0%	+ 6.2%

Global retail sales growth: (versus prior year period)
Domestic stores	+ 4.8%	+ 6.2%
International stores	+ 9.3%	+10.1%

Total	+ 7.2%	+ 8.2%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+ 4.8%	+ 6.2%
International stores	+14.3%	+13.9%

Total	+ 9.9%	+10.2%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 8, 2013	390	4,549	4,939	5,627	10,566
Openings	—	62	62	286	348
Closings	—	(15)	(15)	(13)	(28)

Store count at December 29, 2013	390	4,596	4,986	5,900	10,886

Fourth quarter 2013 net change	—	47	47	273	320

Fiscal 2013 net change	2	56	58	573	631

Conference Call Information

The Company will file its annual report on Form 10-K this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its fiscal 2013 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. A replay will be available for 30 days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 34198150. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the fourth quarter of 2013, the Company repurchased and retired 297,203 shares of its common stock under its open market share repurchase program for approximately $20.2 million, or an average price of $68.11 per share. During fiscal 2013, the Company repurchased and retired 1,666,435 shares of common stock for a total of approximately $97.1 million, or an average price of $58.29 per share. Additionally, subsequent to the fourth quarter of 2013 and through February 18, 2014, the Company repurchased and retired 221,481 shares of its common stock for approximately $15.1 million, or an average of $68.32 per share.

On February 12, 2014, the Board of Directors approved an increase to the Company’s open market share repurchase program, resulting in a total remaining authorized amount for additional share repurchases of $200.0 million.

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Domino’s Pizza: FY 2013 Earnings Release, Page Three

Dividends

On February 12, 2014, the Board of Directors declared a 25 cent per share quarterly dividend for shareholders of record as of March 14, 2014, to be paid on March 28, 2014. This dividend represents a five cent, or 25%, increase from the previous 20 cent per share quarterly dividend.

Items Affecting Comparability

The Company’s reported financial results for fiscal 2013 are not comparable to the reported financial results for the equivalent prior-year period. The table below presents certain items that affect comparability between 2013 and 2012 financial results. The Company believes that including such information is critical to the understanding of its financial results for fiscal 2013 as compared to the same period in 2012 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding that resulted in an increase in diluted EPS of one cent in the fourth quarter of 2013 and five cents in fiscal 2013.

	Fourth Quarter			Full Year
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2013 items affecting comparability:
Tax benefit for domestic dough production (1)	$—	$—	$—	$—	$1,358	$0.02

Total of 2013 items	$—	$—	$—	$—	$1,358	$0.02

2012 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (2)	$—	$—	$—	$(293)	$(182)	$(0.00)
Additional interest expense (3)	—	—	—	(10,222)	(6,348)	(0.11)

Subtotal	—	—	—	(10,515)	(6,530)	(0.11)
Deferred tax asset valuation allowance (4)	—	—	—	—	(868)	(0.01)
Tax benefit for increased tax basis in certain assets (5)	—	—	—	—	735	0.01

Total of 2012 items	$—	$—	$—	$(10,515)	$(6,663)	$(0.11)

(1)	Represents additional tax benefit recorded for prior tax years in connection with the Company revising its calculation for a deduction related to its domestic dough production.
(2)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders, and legal and professional fees incurred in connection with the Company’s 2012 recapitalization.
(3)	Primarily includes the write-off of deferred financing fees related to the extinguishment of the 2007 debt in connection with the Company’s 2012 recapitalization. Additionally, the Company incurred $2.1 million of interest expense on the 2007 borrowings subsequent to the closing of the 2012 recapitalization but prior to the repayment of the 2007 borrowings, resulting in the payment of interest on both the 2007 and 2012 facilities for a short period of time.
(4)	Represents a valuation allowance recorded on a deferred tax asset related to a capital loss that resulted from a write-off of the tax basis goodwill associated with the sale of the six remaining Company-owned stores in a certain market in the first quarter of 2012.
(5)	During the third quarter of 2012, a tax benefit of $0.7 million was recorded to reflect an increased tax basis in certain assets due to the issuance of final tax rules in the quarter.

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Domino’s Pizza: FY 2013 Earnings Release, Page Four

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but the Company believes these ranges to be appropriate and achievable over the long term. In January 2014 the Company adjusted portions of this long range outlook, as follows:

	Current Outlook	Prior Outlook
Domestic same store sales growth	2% – 4%	1% – 3%
International same store sales growth	3% – 6%	3% – 6%
Net unit growth	4% – 6%	4% – 6%
Global retail sales growth	6% – 10%	6% – 10%
Capital expenditures (in millions)	$35 – $45	$25 – $35
Tax rate	37% – 38%	37.5% – 38.5%

Liquidity

As of December 29, 2013, the Company had approximately:

•	$14.4 million of unrestricted cash and cash equivalents;

•	$1.54 billion in total debt; and

•	$57.7 million of available borrowings under its $100.0 million variable funding notes, net of letters of credit issued of $42.3 million. The Company has collateralized these letters of credit with restricted cash, and has the ability to access this cash with minimal notice.

The Company’s cash borrowing rate averaged 5.3% in both the fourth quarter and fiscal 2013. Additionally, the Company invested $40.4 million in capital expenditures during fiscal 2013, versus $29.3 million during fiscal 2012.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $153.6 million during fiscal 2013.

(in thousands)	Fiscal 2013
Net cash provided by operating activities	$193,989
Capital expenditures	(40,387)

Free cash flow	$153,602

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters and fiscal years. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

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Domino’s Pizza: FY 2013 Earnings Release, Page Five

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 10,800 stores in over 70 international markets. Domino’s had global retail sales of over $8.0 billion in 2013, comprised of nearly $3.8 billion in the U.S. and over $4.2 billion internationally. In the fourth quarter of 2013, Domino’s had global retail sales of over $2.5 billion, comprised of over $1.1 billion in the U.S. and nearly $1.4 billion internationally. Its system is made up of franchise owner-operators who accounted for over 96% of the Domino’s Pizza stores as of the fourth quarter of 2013. The emphasis on technology innovation has helped Domino’s reach an estimated $3 billion annually in global digital sales. Domino’s generated approximately 40% of sales in the U.S. from its digital channels in 2013, helped by the introduction of ordering apps for iPhone®, Android™, Windows Phone 8® and Kindle Fire™. Domino’s ordering apps now cover nearly 95% of the U.S. smartphone market. Continuing its focus on menu enhancement, Domino’s established itself as a player in the pan pizza market with the launch of its Handmade Pan Pizza, featuring fresh, never-frozen dough, in October 2012.

Order – www.dominos.com

Mobile – http://mobile.dominos.com

Info – www.dominosbiz.com

Twitter – http://twitter.com/dominos

Facebook – http://www.facebook.com/dominos

For all future earnings releases and other significant webcasts and announcements, we plan to continue our practice of publishing press releases. However, for regular investor conferences with no updates from management, we will no longer be sending out a press release to notify the public of the webcast. Instead, please visit our Investor Relations website at www.dominosbiz.com to view a schedule of upcoming conference webcasts.

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Domino’s Pizza: FY 2013 Earnings Release, Page Six

About Domino’s Pizza®

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: FY 2013 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
	December 29, 2013	% of Total Revenues	December 30, 2012	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$101,888		$99,907
Domestic franchise	65,039		61,479
Domestic supply chain	318,697		305,316
International	80,923		72,948

Total revenues	566,547	100.0%	539,650	100.0%

Cost of sales:
Domestic Company-owned stores	77,130		76,066
Domestic supply chain	284,124		273,852
International	32,746		29,056

Total cost of sales	394,000	69.5%	378,974	70.2%

Operating margin	172,547	30.5%	160,676	29.8%

General and administrative	74,877	13.2%	72,637	13.5%

Income from operations	97,670	17.3%	88,039	16.3%

Interest expense, net	(27,091)	(4.8)%	(27,734)	(5.1)%

Income before provision for income taxes	70,579	12.5%	60,305	11.2%

Provision for income taxes	25,916	4.6%	22,727	4.2%

Net income	$44,663	7.9%	$37,578	7.0%

Earnings per share:
Common stock – diluted	$0.78		$0.64

Dividends declared per share	$0.20		$—

Domino’s Pizza: FY 2013 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Year Ended
	December 29, 2013	% of Total Revenues	December 30, 2012	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$337,414		$323,652
Domestic franchise	212,369		195,000
Domestic supply chain	1,009,851		942,219
International	242,589		217,568

Total revenues	1,802,223	100.0%	1,678,439	100.0%

Cost of sales:
Domestic Company-owned stores	256,596		247,391
Domestic supply chain	899,860		843,329
International	96,793		86,381

Total cost of sales	1,253,249	69.5%	1,177,101	70.1%

Operating margin	548,974	30.5%	501,338	29.9%

General and administrative	235,163	13.1%	219,007	13.1%

Income from operations	313,811	17.4%	282,331	16.8%

Interest expense, net	(88,712)	(4.9)%	(101,144)	(6.0)%

Income before provision for income taxes	225,099	12.5%	181,187	10.8%

Provision for income taxes	82,114	4.6%	68,795	4.1%

Net income	$142,985	7.9%	$112,392	6.7%

Earnings per share:
Common stock – diluted	$2.48		$1.91

Dividends declared per share	$0.80		$3.00

Domino’s Pizza: FY 2013 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 29, 2013	December 30, 2012
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$14,383	$54,813
Restricted cash and cash equivalents	125,453	60,015
Accounts receivable	105,779	94,103
Inventories	30,321	31,061
Advertising fund assets, restricted	44,695	37,917
Other assets	30,909	28,358

Total current assets	351,540	306,267

Property, plant and equipment, net	97,584	91,445

Other assets	76,131	80,485

Total assets	$525,255	$478,197

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$24,144	$24,349
Accounts payable	83,408	77,414
Dividends payable	11,849	1,502
Advertising fund liabilities	44,695	37,917
Other accrued liabilities	90,515	88,316

Total current liabilities	254,611	229,498

Long-term liabilities:
Long-term debt, less current portion	1,512,299	1,536,443
Other accrued liabilities	48,547	47,779

Total long-term liabilities	1,560,846	1,584,222

Total stockholders’ deficit	(1,290,202)	(1,335,523)

Total liabilities and stockholders’ deficit	$525,255	$478,197

Domino’s Pizza: FY 2013 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	December 29, 2013	December 30, 2012
(In thousands)
Cash flows from operating activities:
Net income	$142,985	$112,392
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	25,783	23,171
Gains on sale/disposal of assets	367	540
Amortization of deferred financing costs and other	6,094	14,596
Provision for deferred income taxes	6,055	4,193
Non-cash compensation expense	21,987	17,621
Tax impact from equity-based compensation	(19,498)	(16,220)
Other	(1,257)	(69)
Changes in operating assets and liabilities	11,473	20,096

Net cash provided by operating activities	193,989	176,320

Cash flows from investing activities:
Capital expenditures	(40,387)	(29,267)
Proceeds from sale of assets	4,518	2,988
Changes in restricted cash	(65,438)	32,597
Other	1,574	1,030

Net cash provided by (used in) investing activities	(99,733)	7,348

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,575,000
Repayments of long-term debt and capital lease obligations	(24,349)	(1,465,509)
Proceeds from exercise of stock options	9,451	8,945
Tax impact from equity-based compensation	19,498	16,220
Purchases of common stock	(97,132)	(88,238)
Tax payments for restricted stock upon vesting	(8,031)	(5,845)
Payments of common stock dividends and equivalents	(34,241)	(185,484)
Cash paid for financing costs	—	(32,538)

Net cash used in financing activities	(134,804)	(177,449)

Effect of exchange rate changes on cash and cash equivalents	118	(1,698)

Change in cash and cash equivalents	(40,430)	4,521

Cash and cash equivalents, at beginning of period	54,813	50,292

Cash and cash equivalents, at end of period	$14,383	$54,813

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